UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

WESTLAND DEVELOPMENT CO., INC.

(Name of Registrant as Specified In Its Charter)

SCC ACQUISITION CORP.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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3 Reasons to Vote Yes

1.	$315 per share; oil, gas and mineral revenues

2.	Atrisco heritage forever preserved

3.	Smart growth for Albuquerque’s west side

The official home of SunCal Companies’ proposal to acquire Westland Development

The Albuquerque and Bernalillo County region has emerged as one of the country’s premier places to live, work and conduct business. It has a strong demographic and a burgeoning economy – and nearly all its growth is headed west. It is also a region with a rich cultural heritage that deserves to be honored and permanently preserved.

SunCal Companies’ proposal to acquire Westland Development Company (holders of the Atrisco Land Grant) and its approximately 57,000 acres west of the Rio Grande is an opportunity for the region to move towards reaching its great potential, while benefiting the families that played such a vital role in its creation and preserving the cultural resources that make this such a special place.

Two-thirds of Westland shares must vote yes to realize the benefits of SunCal’s proposal.

View SunCal’s Offer to Acquire Westland Development Co.

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How Much Money Would You Receive?

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SEC Notice

All rights reserved © 2006 SunCal Companies

SunCal’s Offer

SunCal’s proposal to acquire Westland Development Company and its 57,000 acres west of Albuquerque is just the first step in what we hope will be our long-term and cooperative relationship with the Atrisco Land Grant heirs, the residents of Albuquerque and Bernalillo County, and local civic leaders. The ultimate goal of our offer is more than an acquisition, it’s to create beautiful master-planned communities that will establish the superior legacy for this historic land by celebrating its heritage and building toward the future of this great region.

Because of this, and SunCal’s financial strength, we are confident Westland shareholders will find our proposal to be in their best interest and in the interest of preserving the centuries-old legacies of this land.

SunCal’s offer was submitted to Westland on June 26, 2006, and was subsequently deemed the “Superior Proposal” by the Westland Board of Directors. The offer includes the following*:

•	$315 per share, or approximately $250 million, for Westland’s nearly 800,000 outstanding shares.

•	The creation of Atrisco Oil & Gas LLC, a new company that would ensure Westland shareholders 100 percent of the rights under Westland’s two oil and gas leases and a 50 percent interest in all future oil, gas and other mineral rights of Westland. Current shareholders would receive one share of Atrisco Oil & Gas for every one share of Westland owned at the time of sale.

•	$1 million per year for 100 years to the Atrisco Heritage Foundation for the preservation of the historical and cultural resources on the site; with $2 million, representing the first two annual payments, paid at closing.

•	The opportunity for Albuquerque and Bernalillo County to grow westward in a responsible fashion and provide an enhanced quality of life and greater economic vitality for the region.

Our offer to acquire Westland Development Company has provided the shareholders a choice. If they want a strong financial package, a commitment to honoring the Atrisco Land Grant heritage, and smart growth for Albuquerque’s west side, then our offer is the right choice.

*	Any acquisition proposal must be approved by a two-thirds vote of Westland’s shares.

How Do I Vote?

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SEC Notice

All rights reserved © 2006 SunCal Companies

Frequently Asked Questions

Why should shareholders approve the sale of Westland Development Company?

Sale of the Westland Development Company would allow the Atrisco heirs to finally realize their family’s investment in this land, while permanently preserving its history through the Atrisco Heritage Foundation. The sale would also allow Albuquerque and Bernalillo County to grow westward in a well-planned fashion that would benefit the entire region. The Atrisco Land Grant played an integral role in defining Albuquerque; it now can play a major part in helping the region reach its great future potential.

If the SunCal proposal is approved, when would I receive payment for my outstanding shares?

Shortly after the proposal’s approval, shareholders would receive a letter from Mellon Bank (the same institution that mails the dividends) with instructions for returning your stock certificates and receiving your money. Click here to calculate exactly how much money you would receive before tax if the SunCal proposal is approved.

Do I need to vote again?

Yes. The blue proxy you previously submitted is no longer valid because SunCal submitted a more attractive proposal to acquire Westland before the final vote was held. You are now asked to vote on the SunCal offer. Click here to learn how to cast your vote.

What if I don’t vote?

An abstention counts as a “No” vote. If you want to see SunCal’s offer be approved, you must vote “Yes.”

How do you propose to honor the land’s Atrisco heritage?

If SunCal is fortunate enough to acquire Westland, we commit to working with the Atrisco Land Grant heirs to create ways to protect and celebrate the land’s heritage in our land plan, so future generations can retain the benefits of the area’s strong cultural and historic roots. Additionally, SunCal would contribute $1 million each year for the next 100 years to the Atrisco Heritage Foundation. Atrisco heirs would hold a majority of the seats on the Foundation’s Board of Directors, which would have full control over how the money is spent. Projects could include museums, continuing education, cultural programs, daycare, private schools, and scholarships.

What are your plans for the property should you acquire Westland?

If SunCal is fortunate enough to be selected by the Westland shareholders, we would actively seek input from the heirs and local community before we begin to create a plan for new development on the property. Through this process, our plan for the property would evolve.

Don’t See Your Question?

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How Do I Vote?

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Is there oil and gas under the Westland property? I read that the lease holder has plans for the land. What does this mean?

No one knows at this time if there is any oil, gas or other minerals under the Westland property; decades of previous drilling have not been commercially successful. It is our understanding the current lessee may be undertaking limited exploratory activities in order to extend the term of its exploration lease. We don’t know whether its efforts will be commercially successful. However, if they are, any royalties from drilling under the existing leases would be retained by shareholders indirectly, by virtue of their ownership of shares of Atrisco Oil & Gas LLC.

Does SunCal have the financial means to acquire Westland and manage the site’s long-term development?

Yes. SunCal is the West’s largest privately held community developer. Much of our success can be attributed to the excellent reputation we hold on Wall Street and our solid partnerships with major financial institutions, which allow us to finance major acquisitions like the Atrisco Land Grant.

What experience does SunCal have developing communities?

More than seven decades of commitment and experience have made SunCal Companies one of the leading developers of planned communities in the West. From large-scale masterplans like the Atrisco Land Grant to mixed-use infill and high-rise communities, SunCal creates places for living, working and recreation that reflect the unique fabric of each city. SunCal pledges to continue this tradition of excellence in New Mexico.

SunCal is based in California. Will you be committed to this region and its residents?

Yes. SunCal is committed to becoming a long-term partner in Albuquerque’s future. Our corporate headquarters may be in California, but we have an Albuquerque office and our employees working on this project are local natives that live in town. As a principle, SunCal seeks out the best and brightest local employees and consultants, because nobody knows an area better than those who live there. And development of the Westland site could take several decades, so we look forward to becoming a lasting part of the greater Albuquerque community and an engine for future economic development.

SEC Notice

All rights reserved © 2006 SunCal Companies

Share Calculator

How much money would you receive if SunCal’s proposal to acquire Westland is approved? Use the calculator below to determine the exact dollar amount.

How many shares do you own?

You would receive:
- AND -
Shares in Atrisco Oil & Gas LLC (revenues from oil, gas & mineral production on the Westland property)

*	Funds would be distributed promptly following the closing of sale and upon return of your stock certificates to Mellon Bank. Please wait for Mellon to send you the forms, including forms if you have lost your certificates, before doing so.

How Do I Vote?

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SEC Notice

All rights reserved © 2006 SunCal Companies

How Do I Vote?

It’s easy. Proxy ballots are being mailed to each shareholder at the end of September. Just fill it out and drop it in the mail. Proxies must be received by November 4 to be counted. That’s the easiest way to ensure your voice will be heard. You can also vote at the Westland shareholder meeting on November 6, 10 a.m., at the Albuquerque Convention Center’s Kiva Auditorium.

In order to realize the benefits of SunCal’s proposal, two-thirds of Westland shares must vote “yes.” So please make sure to vote!

*	Funds would be distributed promptly following the closing of sale and upon return of your stock certificates to Mellon Bank. Please wait for Mellon to send you the forms, including forms if you have lost your certificates, before doing so.

Failing to cast a vote (abstaining) will result in a “no” vote for your shares. Proxies must be received by November 4 to be counted, unless you plan to vote in person.

SEC Notice

All rights reserved © 2006 SunCal Companies

Protecting a Legacy by Providing for its Future

The Atrisco Land Grant site is so much more than mere acreage. It is also a collection of remarkable legacies that illustrate the great history of Spanish land grants and the establishment of Albuquerque and the American Old West.

To demonstrate our commitment to honoring and protecting this heritage, SunCal would contribute $1 million each year for the next 100 years to the Atrisco Heritage Foundation so the significant cultural and historical resources of this property would be preserved for future generations. Atrisco heirs would hold a majority of the seats on the Foundation’s Board of Directors, which would have full control over how this money is spent. Projects could include museums, continuing education, cultural programs, daycare, private schools and scholarships. At closing, SunCal would pay the Trust $2 million, representing the first two annual payments. This would allow the Foundation’s Board of Directors to begin implementing these programs at the close of the sale.

How Do I Vote?

click here

SEC Notice

All rights reserved © 2006 SunCal Companies

SunCal’s History

SunCal is a family-owned company with more than seven decades of development experience. Founder Boris Elieff — a European immigrant — owned and headed the company from its inception in the 1930s until his passing in 1990. Since then, his sons have carried on the family tradition of creating exceptional communities that consistently exceed expectations. SunCal currently has more than 70 master-planned communities completed or in various stages of development, and has emerged as the largest privately held community developer in the western United States.

For more information, please visit www.SunCal.com

How Do I Vote?

click here

SEC Notice

All rights reserved © 2006 SunCal Companies

SunCal’s Planning Principles

SunCal adheres to planning principles that guide us in creating quality master-planned communities of exceptional character. We place a strong emphasis on quality of life, environmental sensitivity and recreational opportunities, which allows our projects to provide benefits to a community’s existing residents and our future homebuyers. By applying these principles to the Atrisco Land Grant, a new community can emerge that would benefit the entire Albuquerque region. For more information, please visit www.SunCal.com

Click each to view

Distinctive Developments

Exceptional Planning

Community Focus

Innovative Strategies

Solid Relationships

Long-Term Perspective

Community Participation

Distinctive Developments

SunCal acquires, entitles and develops properties for sale to leading homebuilders and commercial developers. We add value to every undertaking by expertly identifying suitable properties, understanding key site qualities and working with our future neighbors and the finest planning professionals to determine appropriate options for both the broader community and those who will use the land once it is developed.

SunCal worked with golfing legend Greg Norman to design the golf course at McAllister Ranch in Bakersfield, CA.

SEC Notice

All rights reserved © 2006 SunCal Companies

SunCal’s Planning Principles

SunCal adheres to planning principles that guide us in creating quality master-planned communities of exceptional character. We place a strong emphasis on quality of life, environmental sensitivity and recreational opportunities, which allows our projects to provide benefits to a community’s existing residents and our future homebuyers. By applying these principles to the Atrisco Land Grant, a new community can emerge that would benefit the entire Albuquerque region. For more information, please visit www.SunCal.com

Click each to view

Distinctive Developments

Exceptional Planning

Community Focus

Innovative Strategies

Solid Relationships

Long-Term Perspective

Community Participation

Exceptional Planning

Whether creating a new town, a master-planned community in a rural setting or a new vision for an urban infill site, SunCal’s team of forward thinkers and architectural visionaries hand-select the best locations and create plans that provide for home types and styles that foster the environmental, historical and cultural characteristics of their locale.

Local Native American leaders blessed the site of SunCal’s Ritter Ranch north of Los Angeles prior to its groundbreaking.

SEC Notice

All rights reserved © 2006 SunCal Companies

SunCal’s Planning Principles

SunCal adheres to planning principles that guide us in creating quality master-planned communities of exceptional character. We place a strong emphasis on quality of life, environmental sensitivity and recreational opportunities, which allows our projects to provide benefits to a community’s existing residents and our future homebuyers. By applying these principles to the Atrisco Land Grant, a new community can emerge that would benefit the entire Albuquerque region. For more information, please visit www.SunCal.com

Click each to view

Distinctive Developments

Exceptional Planning

Community Focus

Innovative Strategies

Solid Relationships

Long-Term Perspective

Community Participation

Community Focus

Developing the most appropriate masterplan for a particular community is the goal of our staff of more than 300 professionals with diverse backgrounds in planning, engineering, law, construction management, marketing and finance. Some companies create new communities simply to have a place to carry out their core business of homebuilding or building shopping centers. Not SunCal. Our projects are designed to meet the needs of the surrounding community and provide benefits to more than just new homebuyers.

Providing recreational opportunities is a key emphasis in the design of all SunCal communities.

SEC Notice

All rights reserved © 2006 SunCal Companies

SunCal’s Planning Principles

SunCal adheres to planning principles that guide us in creating quality master-planned communities of exceptional character. We place a strong emphasis on quality of life, environmental sensitivity and recreational opportunities, which allows our projects to provide benefits to a community’s existing residents and our future homebuyers. By applying these principles to the Atrisco Land Grant, a new community can emerge that would benefit the entire Albuquerque region. For more information, please visit www.SunCal.com

Click each to view

Distinctive Developments

Exceptional Planning

Community Focus

Innovative Strategies

Solid Relationships

Long-Term Perspective

Community Participation

Innovative Strategies

SunCal utilizes innovative approaches and creative problem solving to transform challenging sites into desirable developments. Our cutting-edge planning solutions ensure we overcome complex issues relating to land acquisition, environmental remediation, transportation, utility installation and preservation of historic and cultural resources. The end results are exceptional communities that complement their surroundings.

Nearly all SunCal communities utilize recycled water to conserve local supplies.

SEC Notice

All rights reserved © 2006 SunCal Companies

SunCal’s Planning Principles

SunCal adheres to planning principles that guide us in creating quality master-planned communities of exceptional character. We place a strong emphasis on quality of life, environmental sensitivity and recreational opportunities, which allows our projects to provide benefits to a community’s existing residents and our future homebuyers. By applying these principles to the Atrisco Land Grant, a new community can emerge that would benefit the entire Albuquerque region. For more information, please visit www.SunCal.com

Click each to view

Distinctive Developments

Exceptional Planning

Community Focus

Innovative Strategies

Solid Relationships

Long-Term Perspective

Community Participation

Solid Relationships

Establishing positive working relationships with landowners, local residents, and local, state and federal officials is key to fulfilling the common vision for our new communities. In the end, outstanding communities are created that bring new benefits and improved quality of life to their host communities.

Local leaders join with SunCal to break ground at Marblehead Coastal in Orange County, CA.

SEC Notice

All rights reserved © 2006 SunCal Companies

SunCal’s Planning Principles

SunCal adheres to planning principles that guide us in creating quality master-planned communities of exceptional character. We place a strong emphasis on quality of life, environmental sensitivity and recreational opportunities, which allows our projects to provide benefits to a community’s existing residents and our future homebuyers. By applying these principles to the Atrisco Land Grant, a new community can emerge that would benefit the entire Albuquerque region. For more information, please visit www.SunCal.com

Click each to view

Distinctive Developments

Exceptional Planning

Community Focus

Innovative Strategies

Solid Relationships

Long-Term Perspective

Community Participation

Long-Term Perspective

As a privately held and managed company, SunCal is motivated by long-term benefits rather than short-term reported earnings. This gives us greater flexibility to meet diverse financial and operational challenges. It also allows us to select the most appropriate development solutions rather than the most expedient, like building public infrastructure and financing long-term deals.

SunCal clustered the homes at SummerWind Ranch east of Los Angeles to allow for a regional wildlife corridor across the property.

SEC Notice

All rights reserved © 2006 SunCal Companies

SunCal’s Planning Principles

SunCal adheres to planning principles that guide us in creating quality master-planned communities of exceptional character. We place a strong emphasis on quality of life, environmental sensitivity and recreational opportunities, which allows our projects to provide benefits to a community’s existing residents and our future homebuyers. By applying these principles to the Atrisco Land Grant, a new community can emerge that would benefit the entire Albuquerque region. For more information, please visit www.SunCal.com

Click each to view

Distinctive Developments

Exceptional Planning

Community Focus

Innovative Strategies

Solid Relationships

Long-Term Perspective

Community Participation

Community Participation

SunCal relies on local residents to help us create a vision for our new communities. By encouraging community input into the planning process and working closely with community leaders and government agencies, SunCal provides local residents with practical ways to achieve each site’s potential and provide public benefits. The result is balanced communities that reflect local heritage, are good neighbors and respond to housing and business needs.

Local residents joined SunCal for a series of planning sessions for Oak Knoll in Oakland, CA.

SEC Notice

All rights reserved © 2006 SunCal Companies

Other SunCal Communities

SunCal takes pride in creating communities that families love to call home. Once you’ve seen one, you know they’re different than traditional neighborhoods. They’re the kind of places where open spaces abound. Parks and schools are right around the corner. Where families put down roots that last for generations and pride of ownership runs deep. They foster the true sense of the word “community.”

But every SunCal community is unique. That’s because each locale requires a different application of our planning principles to successfully address the input we receive from local residents and officials.

Please take a moment to visit these fine SunCal communities:

A full list can be viewed here.

How Do I Vote?

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SEC Notice

All rights reserved © 2006 SunCal Companies

Keep Informed

Sign up today to be kept informed of SunCal’s New Mexico operations and our efforts to work with the Atrisco Land Grant heirs to create the best legacy and brightest future possible for their land.

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Comments/Questions

You may also call our hotline at (888) 809-5211 to leave a comment, request information or ask a question. We promise to promptly respond to your inquiries.

How Do I Vote?

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SEC Notice

All rights reserved © 2006 SunCal Companies

SEC Notice

This Web site does not constitute a solicitation by Westland or its board of directors or executive officers of any approval or action of its stockholders. Westland has filed with the SEC a definitive proxy statement and other relevant documents concerning the proposed transaction with SunCal and the SEC. Westland’s shareholders are urged to read the definitive proxy statement and any other relevant documents filed with the SEC because they will contain important information on the proposed transaction. You will be able to obtain the documents filed with the SEC free of charge at the Web site maintained by the SEC, www.sec.gov. In addition, Westland’s shareholders and investors may obtain free copies of such documents filed with the SEC by contacting Robert Simon of Westland at (505) 831-9600 or by written request mailed to Westland Development Co., Inc., 401 Coors Blvd., NW, Albuquerque, New Mexico 87121, Attention: Robert Simon.

Westland and its directors and executive officers and other persons may be deemed to be participating in the solicitation of proxies in connection with the merger. Other information regarding the participants in the proxy solicitation and a description of their interests, by security holdings or otherwise, are contained in the definitive proxy statement.

SEC Notice

All rights reserved © 2006 SunCal Companies